Exhibit 10.23

FIRST AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE AND

ESCROW INSTRUCTIONS

THIS FIRST AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE AND ESCROW INSTRUCTIONS (this “Amendment”) is made as of the 24th day of September, 2014, by and between VLD SWEETWATER, L.P., a California limited partnership (“Seller”), and RREEF AMERICA L.L.C., a Delaware limited liability company (“Buyer”).

W I T N E S S E T H:

WHEREAS, Buyer and Seller entered into that certain Agreement for Purchase and Sale and Escrow Instructions dated as of September 15, 2014 (the “Sale Agreement”), pursuant to which Seller has agreed to sell to Buyer certain property (the “Property”) located in Chula Vista, San Diego County, California, as more particularly described in the Sale Agreement; and

WHEREAS, Buyer and Seller desire to modify the Sale Agreement in certain respects.

NOW, THEREFORE, for the sum of Ten Dollars ($10.00) and other good and valuable consideration in hand paid by each party hereto to the other, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

1. Definitions. Any capitalized terms not otherwise defined herein shall have the meaning ascribed to such term as set forth in the Sale Agreement.

2. Purchase Price. The Purchase Price as set forth in Section 2(a) of the Sale Agreement is hereby amended to be $21,850,000.00.

3. Due Diligence Period. Notwithstanding anything to the contrary contained in the Sale Agreement, and except with respect to Buyer’s receipt of a zoning letter from the City of Chula Vista, California reasonably acceptable to Buyer which confirms that the Property conforms with current zoning ordinances and regulations (the “Zoning Confirmation Letter”), Buyer hereby waives its right to terminate the Sale Agreement pursuant to the provisions of Section 3 and Section 4 of the Sale Agreement.

4. Conditions to Closing and Closing Date. Seller acknowledges and agrees that Buyer’s receipt of the Zoning confirmation Letter reasonably acceptable to Buyer shall be a condition precedent to Buyer’s obligation to proceed to Closing, which Buyer may waive in its sole discretion. In the event Buyer does not obtain the Zoning Confirmation Letter before 5:00 p.m. Pacific Time on October 3, 2014 (“October Contingency Deadline”), Buyer may, by notice given to Seller before the October Contingency Deadline, elect (i) to waive said condition and proceed with the Closing, or (ii) to terminate the Sale Agreement and receive a refund of the Deposit. In addition to the foregoing, Buyer acknowledges that the conditions to Closing in Section 30(a) and

30(b) of the Sale Agreement have not been met as of the date of this Amendment. In the event the conditions to Closing in Section 30(a) and 30(b) of the Sale Agreement are not satisfied before the October Contingency Deadline, Buyer may, by notice given to Seller before the October Contingency Deadline, elect (i) to waive said conditions and proceed with the Closing, or (ii) to terminate the Sale Agreement and receive a refund of the Deposit. Notwithstanding anything to the contrary contained in the Sale Agreement, the Closing Date shall be the earlier of (y) four (4) business days after the date on which Buyer notifies Seller and Escrow Holder that the conditions to Closing set forth above have been met, or (z) October 9, 2014. Notwithstanding the forgoing, in the event the conditions to Closing set forth above have not been met before the October Contingency Deadline, then Buyer shall have the one time right, by delivering written notice to Seller and Escrow Holder before the October Contingency Deadline, to extend both the October Contingency Deadline to 5:00 p.m. on October 10, 2014, and the date set forth in clause (Z) above, to October 16, 2014; and in the event of such extension, “October Contingency Deadline” means the October Contingency Deadline as so extended.

5. Building Painting. Seller discloses that (a) the exterior of the building on the Property has been painted by a third party painting contractor without the consent of Seller or tenants of the Property; (b) Seller has been informed that the manager or association for the shopping center arranged for and retained the painting contractor; and (c) Seller has no knowledge of the scope of work defined in the contract between the manager or association for the shopping center, on the one hand, and the painting contractor, on the other hand. Seller hereby agrees to indemnify and defend Buyer from and against any mechanics or materialmen liens recorded against the Property as a result of such exterior painting work, subject to a maximum liability of $25,000.00. Buyer agrees that if a lien is filed against the Property as a result of such exterior painting work, then for such lien, Buyer shall (i) rely on the indemnity of Seller pursuant to this Section; and (ii) not file a claim against Buyer’s title insurance. The foregoing indemnity in favor of Buyer shall not be (i) subject to the liability threshold, or (ii) included in the cap on liability recoverable by Buyer, pursuant to Section 7(p) of the Sale Agreement. The provisions of this Section 4 of this Amendment shall survive the Closing.

6. Confirmation. Except as specifically set forth herein, all other terms and conditions of the Sale Agreement shall remain unmodified and in full force and effect, the same being confirmed and republished hereby. To the extent there is any conflict between the terms of this Amendment and the Sale Agreement, the terms of this Amendment shall control.

7. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of a facsimile or “.pdf” copy of this Amendment executed by a party hereto shall be deemed to constitute delivery of an original hereof executed by such party.

[signatures on the next page]

IN WITNESS WHEREOF, each of Buyer and Seller has caused this Amendment to be executed by persons duly authorized thereunto as of the day and year first above written.

SELLER:	VLD SWEETWATER, L.P., a California limited partnership

	By:	Sweetwater Genpar, LLC, a California limited liability company, its General Partner

		By	/S/ CAROL VASSILIADIS
Carol Vassiliadis Manager

[signatures continued on the next page]

BUYER:	RREEF AMERICA L.L.C., a Delaware limited liability company

	By:	/S/ PETER METTE
Signature of Authorized Representative Printed Name: Peter Mette